UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009

WILHELMINA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28536	74-2781950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Court, Suite 1400, Dallas, Texas		75201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 661-7488

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2009 and November 19, 2009, respectively, Dr. Hans Boehlk and Derek Fromm resigned as directors of Wilhelmina International, Inc. (the “Company”).   Copies of the resignation letters of Dr. Boehlk and Mr. Fromm are attached hereto as Exhibit 17.1 and Exhibit 17.2, respectively.  At the time of their resignations, Dr. Boehlk was a member of the Company’s compensation committee, and Mr. Fromm was chairman of the Company’s audit committee.  Each of Dr. Boehlk and Mr. Fromm stated in his resignation letter that his position as a director was compromised because a committee of disinterested directors was not presented with what he believed was an unconditional commitment by Newcastle Partners, L.P. (“Newcastle”) to purchase up to $2,000,000 shares of the Company’s common stock, pursuant to a purchase agreement between the Company and Newcastle (the “Purchase Agreement”), prior to the expiration of the Purchase Agreement on July 13, 2009.  The Company notes that the terms of the Purchase Agreement were previously fully disclosed in a Form 8-K filed with the Securities and Exchange Commission on August 26, 2008 and have been disclosed in subsequent periodic filings of the Company.

Dr. Boehlk and Mr. Fromm were designees of Dieter Esch and Brad Krassner, respectively, to the Company’s Board of Directors under the terms of an acquisition agreement consummated on February 13, 2009 in connection with the Company’s acquisition of Wilhelmina Ltd. and certain of its affiliates.

Item 9.01.	Exhibits.

(d)	Exhibits.

Exhibit No.	Description

17.1	Resignation Letter from Dr. Hans Boehlk dated November 18, 2009

17.2	Resignation Letter from Derek Fromm dated November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 24, 2009	WILHELMINA INTERNATIONAL, INC.

	By:	/s/ John Murray
Name: John Murray
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

17.1	Resignation Letter from Dr. Hans Boehlk dated November 18, 2009

17.2	Resignation Letter from Derek Fromm dated November 19, 2009